Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and among

INGERSOLL-RAND PLC

INGERSOLL-RAND U.S. HOLDCO, INC.

and

GARDNER DENVER HOLDINGS, INC.

dated as of

February 29, 2020

ii

SCHEDULES

Schedule 2.01(b)(ii)	Assumed Contractor Agreements

Schedule 3.01(a)	SpinCo Employees

Schedule 3.03(c)	Pension Asset Transfer Methodology

Schedule 3.06(c)	Nonqualified Plans

Schedule 3.11(c)	Ordinary Severance Guidelines

iii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of February 29, 2020 by and among Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Moon”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”), and Gardner Denver Holdings, Inc., a Delaware corporation (“Clover,” and together with Moon and SpinCo, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement dated as of April 30, 2019, between Moon and SpinCo (the “Separation Agreement”), Moon and SpinCo have set out the terms on which, and the conditions subject to which, they wish to implement the Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement);

WHEREAS, pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of April 30, 2019, by and among Moon, SpinCo, Clover, and Charm Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of Clover (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo, and SpinCo Common Stock will be converted into Clover Common Stock, on the terms and subject to the conditions of the Merger Agreement (the “Merger”); and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among Moon, SpinCo, and Clover, Assets, Liabilities, and responsibilities with respect to certain employee compensation, benefits, labor, and other employee-related matters pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Moon, Clover, and SpinCo agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

Action has the meaning specified in the Merger Agreement.

Adjusted Unvested Moon Stock Option has the meaning specified in Section 4.02(b).

Adjusted Vested Moon Stock Option has the meaning specified in Section 4.02(a).

Affiliate has the meaning specified in the Separation Agreement.

Aggregate Underfunding means the excess, if any, of the ARL over the ARA.

Agreement has the meaning specified in the preamble hereto.

ARA means the aggregate value of Assets actually transferred to Clover, a Clover Entity, a SpinCo Benefit Plan, or a SpinCo Benefit Plan’s related trust, in each case with respect to defined benefit pension obligations related to SpinCo Employees and Former SpinCo Employees, based on the “fair value of plan assets,” determined in accordance with the assumptions and methods used by Moon for the Audited Financial Statements (as defined in the Merger Agreement) prepared in accordance with Section 7.17 of the Merger Agreement; provided, that with respect to the SpinCo Pension Plan, the actual value of Assets shall be equal to the Final Pension Plan Transfer Amount.

ARL means the aggregate gross Liabilities related to SpinCo Employees and Former SpinCo Employees with respect to (i) the SpinCo Deferred Compensation Plans that are not defined benefit plans, calculated based on the Employees’ aggregate account balances as reported on Moon’s financial records or other financial reports, (ii) retiree health and welfare benefits for such Employees, calculated on a “projected benefit obligation” (“PBO”) basis in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 715: Compensation-Retirement Benefits (“ASC 715”) or similar financial reporting standard, and (iii) qualified and nonqualified defined benefit pension plan obligations for such employees, calculated on a PBO basis in accordance with ASC 715 or similar financial reporting standard, in the case of each of clauses (i), (ii), and (iii), determined as of the Distribution Date in accordance with the assumptions and methods used by Moon for the Audited Financial Statements prepared in accordance with Section 7.17 of the Merger Agreement.

ASC 715 has the meaning specified in the definition of ARL.

Assets has the meaning specified in the Separation Agreement.

Benefit Management Records has the meaning specified in Section 7.02.

Business Day has the meaning specified in the Merger Agreement.

Cause means, with respect to a SpinCo Employee, any action by the SpinCo Employee involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Clover Group, (ii) substantial failure or refusal by the SpinCo Employee to perform his or her employment duties, which failure or refusal continues for a period of ten (10) days following delivery of written notice of such failure or refusal to the SpinCo Employee by Clover, (iii) the SpinCo Employee’s conviction of a felony under the laws of the United States or any state or district or any foreign jurisdiction, or, solely with respect to a SpinCo Employee who is not eligible to be a participant in the Moon Major Restructuring Severance Plan immediately prior to the Distribution Time, the SpinCo Employee’s commission or conviction of a felony under the laws of the United States or any state or district or any foreign jurisdiction or of any other crime that has a demonstrable adverse effect on the Clover Group, or (iv) any material violation of Clover’s code of conduct, as in effect from time to time.

Closing Plan Year means the calendar year in which the Effective Time occurs.

Clover has the meaning specified in the preamble to this Agreement.

Clover Actuary means an independent actuary selected by Clover.

Clover Common Stock means the common stock, par value $0.01 per share, of Clover.

Clover Entity means a member of the Clover Group.

Clover FSA/DCA has the meaning specified in Section 3.08(d).

Clover Group means Clover and each of its Subsidiaries (including, following the Effective Time, the SpinCo Entities).

Clover Group Health Plan has the meaning specified in Section 3.08(b).

Clover Group Retiree Health Plan has the meaning specified in Section 3.08(c).

Clover Notional Shares has the meaning set forth in Section 4.06(b).

Clover Post-Merger Share Value means the opening price per share of Clover Common Stock trading on the NYSE during Regular Trading Hours on the first Trading Day following the Effective Time.

Clover Ratio means the quotient obtained by dividing the Clover Post-Merger Share Value by the Moon Pre-Distribution Share Value.

Clover RSU has the meaning specified in Section 4.03(b).

Clover Savings Plan has the meaning specified in Section 3.02(b).

Clover Stock Option has the meaning specified in Section 4.02(b)(ii).

Clover Stock Plan means the Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan.

COBRA has the meaning specified in Section 3.08(e).

COBRA Participant has the meaning specified in Section 3.08(e).

Code means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

Collective Bargaining Agreement means any collective bargaining agreement, labor agreement, or other written agreement to which Moon, Clover, or any of their respective direct or indirect Subsidiaries is a party with any labor union or works council, or its predecessors-in-interest or its constituent local unions.

Contract has the meaning specified in the Separation Agreement.

Delayed Transfer Employee has the meaning specified in Section 3.01(b).

Designated Survival Period means the twelve (12) month period commencing on the Distribution Date.

Destination Employer has the meaning specified in Section 3.01(b).

Distribution Date has the meaning specified in the Separation Agreement.

Distribution Time has the meaning specified in the Separation Agreement.

Effective Time has the meaning specified in the Merger Agreement.

Employee means, with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

Employee Agreement means any individual employment, offer, retention, change in control, split-dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant, or other employment-related or individual compensatory agreement between any SpinCo Employee or Former SpinCo Employee and Moon or any of its Subsidiaries, as in effect immediately prior to the Distribution.

Employee Reference Date means, with respect to a given Employee, the later of (x) the date on which the Merger Agreement was executed and (y) the first day of the Employee’s employment with the Moon Group or the SpinCo Group, as applicable, in his or her job position as of the Distribution Date.

Employee Reference Period means, with respect to a given Employee, the period (A) commencing on the later of (x) the first day of the twelve (12) month period ending on the date on which the Merger Agreement was executed and (y) the first day of the Employee’s employment with the Moon Group or the SpinCo Group, as applicable, in his or her job position as of the Distribution Date and (B) ending on the Distribution Date.

Employment Claim means any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging Liability against an employer or against an employee pension, welfare, or other benefit plan, or an administrator, trustee, or fiduciary thereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specified provision of ERISA also includes any temporary or final regulations in force under that provision.

Estimated Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(ii).

FICA has the meaning specified in Section 3.01(h).

Final Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(iv).

Final Transfer Date has the meaning specified in Section 3.03(c)(v).

Former Moon Group Employee means any former Employee of Moon or its Subsidiaries who has an employment end date on or before the Distribution Date, excluding all SpinCo Employees and Former SpinCo Employees.

Former SpinCo Employee means any former Employee of Moon or its Subsidiaries whose last employment with Moon or its Subsidiaries before the Distribution Date was dedicated exclusively to the SpinCo Business.

FUTA has the meaning specified in Section 3.01(h).

Good Reason means, with respect to a SpinCo Employee, (i) a substantial diminution in the SpinCo Employee’s job responsibilities or a material adverse change in the SpinCo Employee’s title or status; provided, that performing the same job for a smaller organization following the Distribution shall not constitute Good Reason hereunder, (ii) a reduction of the SpinCo Employee’s then-current annual base salary or base wage rate, or target annual cash bonus; provided, however, that a reduction of the SpinCo Employee’s base salary or base wage rate, or target annual cash bonus, shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or base wage rate, or target annual cash bonus, applicable to Employees in the Clover Group), or the failure to pay the SpinCo Employee’s base salary or wages or bonus when due, or the failure to maintain on behalf of the SpinCo Employee (and his or her dependents) benefits that are at least comparable in the aggregate to those prior to the completion of the Distribution, or, solely with respect to a SpinCo Employee who is not eligible to be a participant in the Moon Major Restructuring Severance Plan immediately prior to the Distribution Time, compensation and benefits that are at least comparable in the aggregate to those prior to the completion of the Distribution, or (iii) the relocation of the principal place of the SpinCo Employee’s employment by more than thirty five (35) miles from the SpinCo Employee’s principal place of employment immediately prior to the completion the Distribution; provided, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if Clover fails to cure such event within thirty (30) days after receipt from the SpinCo Employee of written notice of the event which constitutes Good Reason; and provided, further, that such SpinCo Employee shall cease to have a right to terminate due to Good Reason on the ninetieth (90th) day following the later of the occurrence of the event or the SpinCo Employee’s knowledge thereof, unless the SpinCo Employee has given Clover notice thereof prior to such date.

Governmental Authority has the meaning specified in the Merger Agreement.

Group 1 Employee means each Employee of Moon or its Subsidiaries whose employment was dedicated exclusively to the SpinCo Business during the Employee Reference Period and who was employed by a SpinCo Entity as of the Employee Reference Date.

Group 2 Employee means each Employee of Moon or its Subsidiaries whose employment was dedicated exclusively to the SpinCo Business during the Employee Reference Period and who was not employed by a SpinCo Entity as of the Employee Reference Date.

Group 3 Employee means each Employee of Moon or its Subsidiaries, other than a Group 1 Employee or Group 2 Employee, who provided 50% or more of his or her services to the SpinCo Business during the Employee Reference Period.

Group 4 Employee means each Employee of Moon or its Subsidiaries who provided less than 50% of his or her services to the SpinCo Business during the Employee Reference Period but whom Moon nevertheless intends to be allocated to the SpinCo Business as a SpinCo Employee based on Moon’s analysis of FTE levels required for shared services.

Initial Transfer Amount has the meaning specified in Section 3.03(c)(iii).

Law has the meaning specified in the Merger Agreement.

Liabilities has the meaning specified in the Separation Agreement.

Merger has the meaning specified in the recitals of this Agreement.

Merger Agreement has the meaning specified in the recitals of this Agreement.

Moon has the meaning specified in the preamble to this Agreement.

Moon Actuary means an independent actuary selected by Moon.

Moon Benefit Plan means a benefit and compensation plan, program, policy, practice, agreement, contract, arrangement (including employment agreements), or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to by, any Moon Entity and that is not exclusively for the benefit of one or more SpinCo Employees and/or Former SpinCo Employees, including, without limitation, (i) the Moon Group Health Plan, (ii) the Moon Savings Plan, (iii) the Moon Deferred Compensation Plans, (iv) the Moon Stock Plans, and (v) the Moon Pension Plan.

Moon Common Stock has the meaning specified in the Merger Agreement.

Moon Deferred Compensation Plans means any and all of the following: (i) the IR Executive Deferred Compensation Plan, (ii) the IR Executive Deferred Compensation Plan II, (iii) the Ingersoll-Rand Company Supplemental Employee Savings Plan, (iv) the Ingersoll-Rand Company Supplemental Employee Savings Plan II, (v) the Ingersoll-Rand Company Supplemental Pension Plan, (vi) the Ingersoll-Rand Company Supplemental Pension Plan II, (vii) the Ingersoll-Rand Company Key Management Supplemental Program, and (viii) the Ingersoll-Rand Company Elected Officer Supplemental Program.

Moon Entity means a member of the Moon Group.

Moon Equity Award means each Moon Stock Option, Moon RSU, and Moon PSU.

Moon FSA/DCA has the meaning specified in Section 3.08(d).

Moon Group has the meaning specified in the Separation Agreement.

Moon Group Employee means an Employee of Moon or any of its Subsidiaries who is not a SpinCo Employee.

Moon Group Health Plan means the Ingersoll-Rand Company Health and Welfare Benefit Plan.

Moon Group Retiree Health Plan means the Ingersoll-Rand Company Retiree Medical Plan for Legacy Ingersoll-Rand Salaried and Non-Union Hourly Retirees.

Moon Major Restructuring Severance Plan means the Ingersoll-Rand plc Major Restructuring Severance Plan.

Moon Notional Share means any notional, phantom, or similar interest that settles in Moon Common Stock or in cash based upon the value of Moon Common Stock that has been awarded under, or otherwise notionally held pursuant to the terms of, any of the Moon Deferred Compensation Plans.

Moon Pension Plan means the Ingersoll-Rand Pension Plan Number One.

Moon Post-Distribution Share Value means the opening price per share of Moon Common Stock trading on the NYSE during Regular Trading Hours on the Trading Day immediately following the Distribution Date.

Moon Pre-Distribution Share Value means the closing price per share of Moon Common Stock on the Trading Day immediately prior to the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.

Moon PSU means a performance stock unit award granted by Moon under the Moon Stock Plans before the Distribution Date.

Moon Ratio means the quotient obtained by dividing the Moon Post-Distribution Share Value by the Moon Pre-Distribution Share Value.

Moon RSU means an award of restricted stock units granted by Moon under the Moon Stock Plans before the Distribution Date.

Moon Savings Plan means the Ingersoll-Rand Company Employee Savings Plan.

Moon Stock Option means an award of stock options granted by Moon under the Moon Stock Plans before the Distribution Date.

Moon Stock Plans means the Ingersoll-Rand plc Incentive Stock Plan of 2018, the Ingersoll-Rand plc Incentive Stock Plan of 2013, and the Ingersoll-Rand plc Incentive Stock Plan of 2007 (as amended and restated in 2010).

Moon UK Pension Plan means the Ingersoll-Rand Holdings Limited Retirement Benefits Plan (1974).

NYSE means the New York Stock Exchange.

Parties has the meaning specified in the preamble to this Agreement.

Person has the meaning specified in the Merger Agreement.

PBO has the meaning specified in the definition of ARL.

Plan means any plan, policy, arrangement, contract, or agreement providing compensation or benefits for any individual Employee or group of Employees, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement, or understanding relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employee Agreement will constitute a Plan for purposes hereof.

Plan Payee means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

Privacy Contract means any contract entered into in connection with applicable privacy protection Laws or regulations.

Regular Trading Hours means the period beginning at 9:30 A.M., New York City time, and ending at 4:00 P.M., New York City time.

Representative has the meaning specified in the Merger Agreement.

Revised Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(iv).

SEC has the meaning specified in the Merger Agreement.

Separation Agreement has the meaning specified in the recitals of this Agreement.

Severance-Eligible Termination means, with respect to a SpinCo Employee, a termination of employment by the Clover Group or the SpinCo Group without Cause or by the SpinCo Employee with Good Reason.

SpinCo has the meaning specified in the preamble to this Agreement.

SpinCo Benefit Plan means any Benefit Plan (as defined in the Merger Agreement) that is sponsored or maintained by, or required to be contributed to by, a SpinCo Entity that is not a Moon Benefit Plan.

SpinCo Business has the meaning specified in the Separation Agreement.

SpinCo Common Stock has the meaning specified in the Separation Agreement.

SpinCo Deferred Compensation Plan Beneficiary has the meaning specified in Section 3.06(b).

SpinCo Deferred Compensation Plans has the meaning specified in Section 3.06(b).

SpinCo Employee has the meaning specified in Section 3.01(a).

SpinCo Entity means a member of the SpinCo Group.

SpinCo Group has the meaning specified in the Separation Agreement.

SpinCo Pension Plan has the meaning specified in Section 3.03(a).

SpinCo Pension Plan Participants has the meaning specified in Section 3.03(a).

SpinCo Severance Plan has the meaning specified in Section 3.11(a).

Subsidiary has the meaning specified in the Merger Agreement.

Tax has the meaning specified in the Separation Agreement.

Trading Day means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Moon Common Stock or Clover Common Stock are permitted on the NYSE.

Transaction Documents has the meaning specified in the Merger Agreement.

Transition Services Agreement has the meaning specified in the Merger Agreement.

True-Up Amount has the meaning specified in Section 3.03(c)(v).

Unvested Moon Stock Option has the meaning specified in Section 4.02(b)(i).

Vested Moon Stock Option has the meaning specified in Section 4.02(a).

WARN has the meaning specified in Section 5.02.

Workers’ Compensation Event means the event, injury, illness, or condition giving rise to a workers’ compensation claim.

ARTICLE II

GENERAL PRINCIPLES

Section 2.01         Principles for Allocation of Liabilities.

(a)          General. It is the intention of Moon, SpinCo, and Clover that all employment-related Liabilities associated with SpinCo Employees and Former SpinCo Employees, including Liabilities relating to the hiring, employment, and termination of SpinCo Employees and Former SpinCo Employees, whether prior to, on, or after the Distribution Date, are to be assumed or retained by SpinCo, except as otherwise explicitly set forth herein. Each Moon Entity, SpinCo Entity, and Clover Entity shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Moon Benefit Plans by all SpinCo Employees and Former SpinCo Employees shall terminate in connection with the Merger as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the immediately prior to the Distribution Time).

(b)          Assumption of Certain Liabilities by the Clover Group. Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more Clover Entities or SpinCo Entities (as determined by Clover) shall assume, or continue the sponsorship of, and no member of the Moon Group shall have any further Liability with respect to, or under, and Clover shall indemnify each Moon Entity, and the officers, directors, and Employees of each Moon Entity, and hold them harmless with respect to, any and all:

(i)          Employee Agreements;

(ii)         agreements entered into between any Moon Entity and any individual who is an independent contractor, or leasing organization, providing services primarily for the SpinCo Business, in each case as set forth on Schedule 2.01(b)(ii);

(iii)        Collective Bargaining Agreements entered into between any Moon Entity and any union, works council, or other body to the extent relating to the representation of SpinCo Employees or Former SpinCo Employees;

(iv)        wages, salaries, and other employee compensation or benefits payable to or on behalf of any SpinCo Employee or Former SpinCo Employee after the Effective Time, without regard to when such wages, salaries, or other employee compensation or benefits are or may have been earned;

(v)         moving expenses and obligations, including those related to Taxes (foreign and home), relocation, repatriation, international assignments, transfers, and similar items incurred by or owed to any SpinCo Employee or Former SpinCo Employee that have not been paid prior to the Effective Time;

(vi)        immigration-related, visa, work application, or similar rights, obligations, and Liabilities relating to any SpinCo Employee or Former SpinCo Employee;

(vii)       SpinCo Benefit Plans; and

(viii)      Liabilities and obligations whatsoever with respect to claims made by, or with respect to, any SpinCo Employee or Former SpinCo Employee in connection with any Moon Benefit Plan or any employment claims;

provided; that if the Clover Group is required to make payments to, or incurs any other losses with respect to, a Former SpinCo Employee, in each case with respect to the Liabilities assumed by the Clover Group hereunder in respect of Former SpinCo Employees, but excluding any Liabilities under Sections 3.02, 3.03, 3.06, 3.11(a), and ARTICLE IV, that in the aggregate exceed $20 million during the period commencing on the Effective Time and ending on the second (2nd) anniversary of the Effective Time, then the Moon Group shall reimburse the Clover Group, on a dollar-for-dollar basis, for all such excess payments or losses that have been so incurred by each of the first (1st) and second (2nd) anniversaries of the Effective Time, in each case promptly following the receipt of reasonable written documentation from the Clover Group describing the payments and/or losses for which reimbursement is then sought hereunder, which written documentation shall be provided by the Clover Group to the Moon Group no later than thirty (30) Business Days following the applicable anniversary date. For purposes of illustration only, if the Clover Group’s aggregate reimbursable payments and losses as of the first (1st) anniversary of the Effective Time with respect to the applicable Liabilities are $21 million in total, then the Moon Group shall be required to pay $1 million to the Clover Group following such first (1st) anniversary and if the additional reimbursable payments and losses incurred by the Clover Group during the second (2nd) twelve (12) month period are $15 million in total, then Moon Group shall be required to pay $15 million to the Clover Group following the second (2nd) anniversary, for a combined total payment of $16 million.

Notwithstanding anything herein to the contrary, no Clover Entity or SpinCo Entity shall assume any, and the Moon Group shall retain all, Liabilities otherwise described in this Section 2.01(b) to the extent that they constitute “Excluded Liabilities” under Section 2.3(b)(ii)(B) of the Separation Agreement.

Section 2.02         Other Terms. Any capitalized terms used herein but not defined herein shall have the meanings specified in the Merger Agreement or Separation Agreement, as applicable.

Section 2.03         Interpretation; Construction.

(a)          General. Unless the context of this Agreement otherwise requires:

(i)          (A) words of any gender include each other gender and neutral form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” and “hereunder,” and derivative or similar words, refer to this entire Agreement; (D) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule, or Disclosure Schedule of this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (E) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation,” and (F) the word “or” shall be disjunctive but not exclusive;

(ii)         references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented, or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii)        references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv)        references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)          Agreement is Jointly Drafted. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(c)          Measuring Days. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)          Certain Interpretive Rule. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)          Monetary Figures. All monetary figures shall be in United States dollars unless otherwise specified.

Section 2.04         Survival. If the Merger is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Effective Time.

Section 2.05         Termination. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties.

ARTICLE III

EMPLOYEE BENEFITS

Section 3.01         Employment.

(a)          Transfer of Employees to SpinCo. Prior to the Distribution Time, Moon and SpinCo shall have taken all steps necessary and appropriate so that all of the following Employees are transferred to a SpinCo Entity: (i) each Employee listed on Schedule 3.01(a) attached hereto who is a Group 1 Employee, Group 2 Employee, or Group 3 Employee and (ii) each Employee listed on Schedule 3.01(a) attached hereto who is a Group 4 Employee (Employees included in clauses (i) and (ii) collectively, the “SpinCo Employees,” and each such Employee, a “SpinCo Employee”). A preliminary Schedule 3.01(a) was provided to Clover on the date on which the Merger Agreement was executed, which preliminary schedule listed, by name or unique employee identification number, all Group 1 Employees, Group 2 Employees, and Group 3 Employees as of April 8, 2019, and such schedule was updated with respect to Group 1 Employees, Group 2 Employees, and Group 3 Employees following such date to remove terminated Employees, to add any Employees hired to replace any such terminated Employees, and to add any newly hired Employees who would be a Group 1 Employee, Group 2 Employee, or Group 3 Employee in the ordinary course of business, and to correct any inadvertent errors in such preliminary schedule. Schedule 3.01(a) and the definition of Group 4 Employee shall not include any Employee who would otherwise qualify as a Group 4 Employee but who is scheduled for termination or has received the lowest performance rating with respect to any review period that ended during the twelve (12) month period ending on the Distribution Date. The aggregate number of Group 4 Employees that may be set forth on Schedule 3.01(a), and the aggregate number of Group 4 Employees who actually become SpinCo Employees, as measured at the Effective Time (without regard to the actual date of such Group 4 Employee’s transfer to the Destination Employer (as defined below), if applicable), shall not exceed the lesser of 464 and that number of Employees having an aggregate labor cost (calculated for purposes of this sentence and the immediately following sentence as the cost of both compensation and benefits for each such Group 4 Employee (but excluding equity or equity-based compensation) and set forth in file 1.8.1 (Transferring Corporate Costs) in the Moon online data room) no greater than $39,389,173. In addition, with respect to each of the following categories of Group 4 Employees, no more than the following number may be set forth on Schedule 3.01(a) or may actually become SpinCo Employees, as measured at the Effective Time (without regard to the actual date of such Group 4 Employee’s transfer to the Destination Employer, if applicable): (1) for engineering and technology, product management, innovation, and strategy Employees, the lesser of 200 and that number of Employees having an aggregate labor cost no greater than $8,519,119, (2) for IT, infrastructure, applications, security, and field support Employees, the lesser of 120 and that number of Employees having an aggregate labor cost no greater than $13,985,103, and (3) for all other Group 4 Employees, the lesser of 144 and that number of Employees having an aggregate labor cost no greater than $16,884,951, in each case as such number may be increased by an amount not to exceed 7.5%, and in all events subject to the aggregate cap on the number of Group 4 Employees set forth in the immediately preceding sentence of this Section 3.01(a).

(b)          Delayed Transfer Employees. To the extent that applicable Law prevents the Parties from causing (i) any Group 1 Employee, Group 2 Employee, or Group 3 Employee to be employed by a member of the SpinCo Group as of the Distribution Time or (ii) any Employee who is intended to be a Moon Employee to be employed by a member of the Moon Group as of the Distribution Time (each such employee, a “Delayed Transfer Employee,” and the SpinCo Entity or Moon Entity to which such Delayed Transfer Employee is intended to be transferred, the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (x) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law and (y) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Distribution Time, including under the Transition Services Agreement or by entering into an employee leasing or similar arrangement. “Delayed Transfer Employee” shall also include any scheduled Group 4 Employee who, following the Distribution Time, provides services to the SpinCo Group under the Transition Services Agreement and whose employment is intended by Moon to transfer to the SpinCo Group following the completion of the applicable Transition Services Agreement service, and the Parties shall use commercially reasonable efforts to ensure that any such Delayed Transfer Employee becomes employed by the SpinCo Group as soon as practicable following the completion of the applicable Transition Services Agreement service. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Distribution.

(c)          Allocation of Responsibilities as Employer. At the Distribution Time, except as otherwise provided under this Agreement or any other Transaction Document, the SpinCo Group shall retain or assume, as the case may be, responsibility as employer of the SpinCo Employees.

(d)          Employee Agreements. Prior to the Distribution Time, Moon and SpinCo shall have caused a SpinCo Entity to assume and be solely and exclusively responsible for all Employee Agreements entered into prior to the Distribution Time, and all obligations and Liabilities with respect thereto, to be effective as of the Distribution Time, and as of and after the Distribution Time the Moon Entities shall have no obligations or Liabilities with respect to such Employee Agreements. From and after the Effective Time, Clover shall, or shall cause an Affiliate to, assume and honor all Liabilities and obligations to or in respect of the SpinCo Employees or Former SpinCo Employees (and any dependents or beneficiaries thereof) under all SpinCo Benefit Plans and all Employee Agreements.

(e)          Maintenance of Compensation, Employee Benefits, and Work Location. For the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall, or shall cause SpinCo or an Affiliate to, provide to each SpinCo Employee who continues to be employed with the Clover Group (i) (A) an annual base salary or base wage rate, (B) if a bonus-eligible SpinCo Employee, a target annual cash bonus opportunity, and (C) if a commission-eligible SpinCo Employee, a commissions opportunity, in each case that is no less than such SpinCo Employee’s annual base salary or base wage rate, target cash bonus opportunity, or commissions opportunity, respectively, as in effect for such SpinCo Employee immediately prior to the Effective Time, (ii) if applicable to such SpinCo Employee, a target annual equity or equity-based incentive award opportunity no less favorable than such SpinCo Employee’s equity or equity-based incentive award opportunity for the Closing Plan Year, which shall be determined as follows: the sum of (x) the SpinCo Employee’s target service-based equity or equity-based incentive award opportunity for the Closing Plan Year and (y) the average of the actual performance-based equity awards earned by such SpinCo Employee for each of the three years ending prior to the Closing Plan Year, measured as of the date of settlement of such awards, (iii) employee benefits and other compensation opportunities that are, in the aggregate, substantially comparable to those employee benefits and other compensation opportunities in effect for such SpinCo Employee immediately prior to the Effective Time, and (iv) a principal work location that is no more than thirty-five (35) miles from the SpinCo Employee’s principal work location immediately prior to the Effective Time. For the period from the Effective Time through the third (3rd) anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall, or shall cause SpinCo or an Affiliate to, provide to each Former SpinCo Employee retiree medical and other post-employment retirement benefits that are no less favorable than such benefits as in effect under the Moon Group Health Plan and Moon Group Retiree Health Plan for such Former SpinCo Employee immediately prior to the Effective Time.

(f)           Relocations. Without limiting clause (iv) of Section 3.01(e) above, for the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, Clover shall, or shall cause SpinCo or an Affiliate to, provide to any SpinCo Employee whose principal work location is relocated from his or her principal work location immediately prior to the Effective Time, including any SpinCo Employee who is repatriated to his or her home country following an out-of-country work assignment, such relocation and/or repatriation benefits that are no less favorable to the SpinCo Employee than the relocation and/or repatriation benefits that would have been provided to such SpinCo Employee in connection with a relocation and/or repatriation prior to the Effective Time under the applicable relocation or repatriation policies of Moon and its Affiliates.

(g)          Service Credit. From and after the Effective Time, Clover shall give each SpinCo Employee full credit for such SpinCo Employee’s service with the Moon Group and/or SpinCo Group prior to the Effective Time as service with the Clover Group for determining the amount of paid time off and vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate, vesting, and benefit accruals (if applicable) under all applicable employee benefit plans, arrangements, collective agreements, and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave and other leave entitlements, post-retirement health and life insurance, termination indemnity, and severance or separation pay plans) provided, sponsored, maintained, or contributed to by Clover or any of its Affiliates (including the SpinCo Entities) under which such SpinCo Employee is eligible to participate after the Effective Time, in each case to the same extent recognized by the Moon Entities and/or SpinCo Entities immediately prior to the Effective Time, except that no such service credit will be given (i) for benefit accruals under defined benefit pension plans or post-retirement health plans or for purposes of qualifying for subsidized early retirement benefits, in each case under any employee benefit plan in which the SpinCo Employee first becomes eligible to participate after the Effective Time (other than any plan providing benefits in replacement of benefits provided under a benefit plan in which the SpinCo Employee participated prior to the Effective Time) or (ii) to the extent that such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt, clause (i) above shall apply only to Clover Benefit Plans that do not have a corresponding Moon Benefit Plan.

(h)          International Employees. In the case of SpinCo Employees primarily employed outside the United States, Clover and its Affiliates (including the SpinCo Entities) shall, in addition to meeting the requirements set forth herein, comply with all additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment, benefits, or severance of employment in connection with the transfer of the SpinCo Business or otherwise.

(i)           Payroll and Related Taxes. With respect to the portion of the tax year occurring prior to the day immediately following the Effective Time, a Moon Entity will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all SpinCo Employees and Former SpinCo Employees for such period. With respect to the remaining portion of such tax year, a Clover Entity will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding SpinCo Employees and (ii) furnish a Form W-2 or similar earnings statement to all SpinCo Employees. With respect to each SpinCo Employee, Moon and Clover shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (x) treat a Clover Entity as a “successor employer” and a Moon Entity as a “predecessor,” in each case within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), and (y) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such SpinCo Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53. Except to the extent otherwise administratively practicable, the collection of payroll taxes under FICA and FUTA will restart upon or following the Effective Time with respect to each SpinCo Entity for the tax year during which the Effective Time occurs.

Section 3.02         Qualified Defined Contribution Plan.

(a)          Moon Savings Plan. Effective as of the Distribution Time, SpinCo Employees shall cease to be eligible to (i) have elective deferrals contributed on their behalf to the Moon Savings Plan with respect to compensation paid after the Distribution Time, (ii) be credited with future employer contributions (i.e., employer matching and non-elective contributions) in the Moon Savings Plan, or (iii) make contributions (for example, rollovers or loan repayments) to the Moon Savings Plan.

(b)          Clover Savings Plan. Prior to the Effective Time, Clover shall have taken all actions necessary and appropriate to establish or maintain for the benefit of SpinCo Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Effective Time (such plan and trust(s), the “Clover Savings Plan”).

(c)          Spin-Off of the Moon Savings Plan and Merger into the Clover Savings Plan. Effective as of the Effective Time, Moon shall cause the Moon Savings Plan to spin off to the Clover Savings Plan the portion of the Moon Savings Plan attributable to the SpinCo Employees and Former SpinCo Employees, as well as to any respective Plan Payees, such spin-off to include (but not be limited to) any and all of such individual’s accounts, Liabilities, related Assets, unvested amounts, zero dollar accounts, forfeited accounts, un-locatable participant accounts, and outstanding loan balances, and Clover or one of its Affiliates shall cause the Clover Savings Plan to accept the merger of such spun-off portion of the Moon Savings Plan. All Assets shall be transferred in cash as soon as administratively practicable thereafter and shall be mapped to appropriate investment options in the Clover Savings Plan pursuant to Section 404(c)(4) of ERISA or to the appropriate qualified default investment fund under the Clover Savings Plan pursuant to Section 404(c)(5) of ERISA. Such spin-off and merger shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. The benefits of the SpinCo Employees participating in the Moon Savings Plan as of immediately prior to the plan merger described in this Section 3.02(c) shall be preserved in the Clover Savings Plan effective as of the plan merger described in this Section 3.02(c) to the extent required under the anti-cutback rules of Section 411(d)(6) of the Code.

Section 3.03         Qualified Defined Benefit Pension Plan.

(a)          Establishment of SpinCo Pension Plan. No later than the day prior to the Distribution Date, SpinCo shall have established a defined benefit pension plan (such new defined benefit pension plan, the “SpinCo Pension Plan”) that is intended to meet the requirements of Section 401(a) of the Code and related trust that is intended to meet the requirements of Section 501(a) of the Code to provide defined benefit pension benefits to SpinCo Employees and Former SpinCo Employees who immediately prior to the Effective Time were participants in the Moon Pension Plan. The SpinCo Employees and Former SpinCo Employees described herein shall be known as the “SpinCo Pension Plan Participants.”  Effective as of the Effective Time, either SpinCo shall remain the plan sponsor of the SpinCo Pension Plan or Clover shall or shall cause another Affiliate to assume the SpinCo Pension Plan. Clover shall be responsible for taking all necessary, reasonable, and appropriate actions to maintain and administer the SpinCo Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the SpinCo Pension Plan.

(b)          Assumption of Moon Pension Plan Liabilities. Effective as of the Distribution Date, Clover (acting directly or through members of the Clover Group or the SpinCo Group) hereby agrees to cause the SpinCo Pension Plan to assume, fully perform, pay, and discharge all Liabilities under the Moon Pension Plan relating to the SpinCo Pension Plan Participants as of the Distribution Date.

(c)          Transfer of the Moon Pension Plan Assets.

(i)          The Parties intend that the portion of the Moon Collective Trust Fund relating to the Moon Pension Plan covering SpinCo Pension Plan Participants shall be transferred to the SpinCo Pension Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. No later than thirty (30) days prior to the Distribution Date, Moon and Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall, to the extent necessary, file, or cause to be filed, an IRS Form 5310-A regarding the transfer of Assets and Liabilities from the Moon Collective Trust Fund to the SpinCo Pension Plan.

(ii)         Prior to the Distribution Date (or such later time as mutually agreed by the Parties), Moon shall have caused the Moon Actuary to determine the estimated value, as of the Distribution Date, of the Assets to be transferred from the Moon Collective Trust Fund to the SpinCo Pension Plan in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto (the “Estimated Pension Plan Transfer Amount”).

(iii)        On or about the Distribution Date (or such later time as mutually agreed by the Parties), Moon and Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall cooperate in good faith to cause an initial transfer of Assets from the Moon Collective Trust Fund to the trust of the SpinCo Pension Plan in an amount to be approximately ninety percent (90%) of the Estimated Pension Plan Transfer Amount (such amount, the “Initial Transfer Amount”). Moon shall satisfy its obligation pursuant to this Section 3.03(c)(iii) by causing the Moon Collective Trust Fund to transfer Assets equal to the Initial Transfer Amount. Assets may be transferred in cash, cash equivalents, or securities, or if acceptable to Clover, in kind, or in a combination of the foregoing, as determined by Moon in its sole discretion (other than Assets in kind).

(iv)        Within sixty (60) days (or such later time as mutually agreed by the Parties) following the Distribution Date, Moon shall cause the Moon Actuary to provide Clover with a revised calculation of the value, as of the Distribution Date, of the Assets of the Moon Collective Trust Fund to be transferred to the SpinCo Pension Plan determined in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto (the “Revised Pension Plan Transfer Amount”). Clover may submit, at its sole cost and expense, the Revised Pension Plan Transfer Amount to the Clover Actuary for verification; provided, that such verification process and any calculation performed by the Clover Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto. In order to perform such verification, upon request from Clover, the Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate the Initial Transfer Amount and the Final Pension Plan Transfer Amount. Clover will be responsible for the cost and expense of the Clover Actuary, and Moon will be responsible for the cost and expense for the Moon Actuary. If the Clover Actuary so determines that the value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan differs from the Revised Pension Plan Transfer Amount, the Clover Actuary shall identify in writing to the Moon Actuary all objections to the Moon Actuary’s determination within sixty (60) days following provision of the revised value calculation to Clover pursuant to the first sentence of this Section 3.03(c)(iv), and the Clover Actuary and the Moon Actuary shall use good-faith efforts to reconcile any such difference. The Revised Pension Plan Transfer Amount shall be deemed final if the Clover Actuary does not submit written objections to the Moon Actuary within such sixty (60) day period. If the Clover Actuary and the Moon Actuary fail to reconcile such differences, the Clover Actuary and the Moon Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan shall be final and binding; provided, that such value must be between the value determined by the Clover Actuary and the Revised Pension Plan Transfer Amount or equal to either such value. Such calculation shall be performed within a reasonable period of time, but no more than one hundred twenty (120) days, following designation of such third actuary and in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto. Moon and Clover shall each pay one half (½) of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan as determined in accordance with this Section 3.03(c)(iv) shall be referred to herein as the “Final Pension Plan Transfer Amount.”

(v)         Within forty-five (45) days (or such later time as mutually agreed by the Parties) following the determination of the Final Pension Plan Transfer Amount, Moon shall cause the Moon Collective Trust Fund to transfer to the trust of the SpinCo Pension Plan (the date of such transfer, the “Final Transfer Date”) the amounts in cash, cash equivalents, securities, or if acceptable to Clover, in kind, or in a combination of the foregoing, as determined by Moon in its sole discretion (other than Assets in kind), equal to (A) the Final Pension Plan Transfer Amount minus (B) the Initial Transfer Amount (such difference, as adjusted to reflect earnings or losses as described in this Section 3.03(c)(v), the “True-Up Amount”); provided, that, if the True-Up Amount is negative, Moon shall not be required to cause any such additional transfer and instead Clover shall be required to cause a transfer of cash, cash equivalents, or securities, or, if acceptable to Moon, Assets in kind, or a combination of the foregoing, from the trust of the SpinCo Pension Plan to the Moon Collective Trust Fund as required in an amount equal to the absolute value of the True-Up Amount. The Parties acknowledge that the Moon Collective Trust Fund’s transfer of the True-Up Amount to the trust of the SpinCo Pension Plan shall be in full settlement and satisfaction of the obligations of Moon to cause the transfer of, and the Moon Pension Plan to transfer, Assets to the SpinCo Pension Plan pursuant to this Section 3.03(c)(v). The True-Up Amount, if any, shall be adjusted to reflect fees or charges paid or incurred, and earnings or losses, during the period from the Distribution Date to the Final Transfer Date. Such earnings or losses shall be determined based on the actual rates of return of the Moon Pension Plan for the period commencing as of the Distribution Date and ending as close as administratively practicable to the Final Transfer Date. If Clover is obligated to cause the trust of the SpinCo Pension Plan to reimburse the Moon Pension Plan pursuant to this Section 3.03(c)(v), such reimbursements shall be performed in accordance with the same principles set forth herein with respect to the payment of the True-Up Amount. The Parties acknowledge that the SpinCo Pension Plan’s transfer of such reimbursement amounts to the Moon Collective Trust Fund shall be in full settlement and satisfaction of the obligations of Clover to cause the transfer of, and the trust of the SpinCo Pension Plan to transfer, Assets to the Moon Collective Trust Fund pursuant to this Section 3.03(c)(v).

Section 3.04          Retirement Benefits Funding Obligations.

(a)          Pre-Distribution ARA and ARL Estimates. Prior to the Distribution Date (or such later time as mutually agreed by the Parties), Moon shall have caused the Moon Actuary to determine the estimated value of the ARA (with the value of Assets related to the SpinCo Pension Plan to be determined based on the Estimated Pension Plan Transfer Amount, determined in accordance with Section 3.03(c)) and the ARL and to deliver to Clover and the Clover Actuary for their review written reports of the estimates for each such component value, together with reasonable supporting detail, including for each such component an estimate for each SpinCo Employee and Former Employee participating in each applicable plan. The Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate such estimated amounts and such other information reasonably requested by the Clover Actuary to review such estimated amounts.

(b)          Determination of ARA and ARL. As promptly as possible (and in any event no more than fifteen (15) days) after the Final Pension Plan Transfer Amount is definitively determined, Moon shall cause the Moon Actuary to deliver to Clover and the Clover Actuary revised reports setting forth Moon’s good-faith calculations of each of the ARA and the ARL, together with reasonable supporting detail, including for each such component value, the value for each SpinCo Employee and Former Employee participating in each applicable plan. The Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate such amounts and such other information reasonably requested by the Clover Actuary to review such amounts. The Clover Actuary shall identify in writing to the Moon Actuary all objections to the Moon Actuary’s calculations of the ARA and the ARL within thirty (30) days following provision of the revised calculations, supporting detail, data, and methodology to the Clover Actuary pursuant to this Section 3.04(b), and the Clover Actuary and the Moon Actuary shall use good-faith efforts to reconcile any such difference. The calculations shall be deemed final if the Clover Actuary does not submit written objections to the Moon Actuary within such thirty (30) day period. If the Clover Actuary and the Moon Actuary fail to reconcile such differences, the Clover Actuary and the Moon Actuary shall jointly designate a third, independent actuary (which third actuary shall be the same actuary as was designated under Section 3.03(c)(iv), unless both Parties agree otherwise or such third actuary declines the designation) to calculate the ARA and the ARL, whose calculations of each such value shall be final and binding; provided, that each such component value must be between the corresponding value determined by the Moon Actuary and the Clover Actuary or equal to either such value. Such third actuary’s calculations shall be performed within a reasonable period of time, but no more than sixty (60) days, following the designation of such third actuary. Moon shall be responsible for all costs and expenses of the Moon Actuary, and Clover shall be responsible for all costs and expenses of the Clover Actuary related to the matters in this Section 3.04. Moon and Clover shall each pay one half (½) of the costs incurred in connection with the retention of a third actuary.

(c)          Moon Payment. Within thirty (30) days (or such later time as mutually agreed by the Parties) after the final determination of the ARA and the ARL in accordance with Section 3.04(b), Moon shall make a cash payment to Clover equal to either (x) if the ARL exceeds $600 million, an amount equal to the excess, if any, of the Aggregate Underfunding over $186 million, or (y) if the ARL is $600 million or less, an amount equal to the excess, if any, of (i) the Aggregate Underfunding over (ii) the product of (A) 0.31 and (B) the ARL.

Section 3.05         Moon UK Pension Plan. Notwithstanding anything herein to the contrary, the Parties hereby agree, and Moon shall take all steps necessary to ensure, that (i) the Moon UK Pension Plan will not transfer to or with any SpinCo Entity in connection with the Distribution and shall remain with the Moon Group from and after the Distribution Time, (ii) no SpinCo Entity will become, assume, or continue as a participating employer in the Moon UK Pension Plan for the purposes of UK pensions legislation on and following the Distribution Time, nor will it (or any Clover Entity) have any Liability thereunder or with respect thereto, including in relation to any statutory debt on the employer under Section 75 or 75A of the Pensions Act 1995 from and after the Distribution Time, and (iii) from and after the Distribution Time, no SpinCo Employees or Former SpinCo Employees will be active members accruing benefits in the Moon UK Pension Plan.

Section 3.06         Nonqualified Plans.

(a)          Moon Deferred Compensation Plans. SpinCo Employees shall not be permitted to defer compensation or accrue benefits under the Moon Deferred Compensation Plans after the Distribution Time.

(b)          SpinCo Deferred Compensation Plans. Prior to the Distribution Date, SpinCo shall have taken all actions necessary and appropriate to establish for the benefit of SpinCo Employees one or more deferred compensation plans (collectively, the “SpinCo Deferred Compensation Plans”) to provide each SpinCo Employee or Former SpinCo Employee who was a participant in one or more of the Moon Deferred Compensation Plans as of immediately prior to the Distribution Date (each, a “SpinCo Deferred Compensation Plan Beneficiary”) benefits in respect of service and compensation following the Distribution Date that are substantially identical to those accrued with respect to such person under, and the opportunity to defer compensation and accrue benefits on a basis that is substantially identical to, the Moon Deferred Compensation Plans as of immediately prior to the Distribution Date. As of the Distribution Date, the SpinCo Employees and Former SpinCo Employees shall no longer participate in the Moon Deferred Compensation Plans. The Parties agree that for purposes of the Moon Deferred Compensation Plans, a SpinCo Deferred Compensation Plan Beneficiary shall not be considered to have incurred a separation from service as determined under the general rules of Section 409A of the Code as a result of the Distribution or the transfer of employment or service from Moon (or a Moon Entity) to SpinCo (or SpinCo Entity), and such employment or service shall be considered to terminate for purposes of the SpinCo Deferred Compensation Plans only when the employment or service of such SpinCo Deferred Compensation Plan Beneficiary with the SpinCo Group terminates in accordance with the terms of the SpinCo Deferred Compensation Plans and applicable Laws.

(c)          Liability and Responsibility. The Liabilities in respect of SpinCo Deferred Compensation Plan Beneficiaries under the Moon Deferred Compensation Plans shall be assumed by SpinCo, effective as of the Distribution Date. SpinCo shall have sole responsibility for the administration of the SpinCo Deferred Compensation Plans and the payment of benefits thereunder to or on behalf of SpinCo Deferred Compensation Plan Beneficiaries, and no member of the Moon Group shall have any Liability or responsibility therefor. During the Designated Survival Period and subject to Schedule 3.06(c), Clover shall not, and shall not permit any Affiliate (including any SpinCo Entity) to, terminate or amend any SpinCo Deferred Compensation Plan in a manner that is adverse in any respect to any SpinCo Employee.

(d)          Section 409A. The Parties will cooperate in good faith so that the transfers contemplated by this Section 3.06(d) will not result in adverse Tax consequences under Section 409A of the Code.

Section 3.07         Short-Term Bonuses for Closing Plan Year; Earned but Unpaid Incentive Compensation. Immediately prior to the Distribution Time, Moon shall have paid (a) all earned but unpaid bonuses, commissions, and other cash-based incentive compensation due to any SpinCo Employee or Former SpinCo Employee under any Employee Agreement, SpinCo Benefit Plan, or Moon Benefit Plan, and (b) to each bonus-eligible SpinCo Employee a bonus, calculated based on actual performance through the Distribution Date or assuming the target level of performance, in each case as determined by Moon in its sole discretion, pursuant to any cash incentive or bonus program of the Moon Group in which such SpinCo Employee is a participant immediately prior to the Distribution Date, prorated to correspond with the SpinCo Employee’s applicable period of employment with Moon during the Closing Plan Year. Effective as of the Distribution Time, Clover shall or shall cause another Affiliate to cause each bonus-eligible SpinCo Employee to become a participant in a cash incentive or bonus program of the Clover Group for the remainder of the Closing Plan Year; provided, that the cash incentive or bonus program of the Clover Group provides, in the aggregate, similar achievement opportunities as the SpinCo Employee was entitled to prior to the Distribution Date. Clover shall be responsible for any payment to which a SpinCo Employee may be entitled under a cash incentive or bonus program of the Clover Group following the Distribution Time.

Section 3.08          Health and Welfare Benefits.

(a)          Moon Group Health Plan. Effective as of the Distribution Date (or as otherwise provided in the Transition Services Agreement), SpinCo Employees and Former SpinCo Employees will cease to participate in the Moon Group Health Plan.

(b)          Clover Group Health Plan. Prior to the Effective Time (or as otherwise provided in the Transition Services Agreement), Clover shall, or shall cause one of its Affiliates to, take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group health and welfare benefits plan for the benefit of all SpinCo Employees and eligible dependents effective as of the Effective Time (or as otherwise provided in the Transition Services Agreement) (the “Clover Group Health Plan”) and to provide benefits thereunder for all eligible SpinCo Employees and eligible dependents who choose to enroll in such Plan. Clover will cause such Clover Group Health Plan to permit enrollment immediately (or at such time as otherwise provided in the Transition Services Agreement) by those SpinCo Employees and their dependents who immediately prior to the Distribution Time were participating in, or entitled to present or future benefits under, the Moon Group Health Plan, and shall recognize the most recent hire date of such SpinCo Employee with Moon or a member of the controlled group of organizations of which Moon is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such SpinCo Employee has met any otherwise-applicable waiting period. The Clover Group Health Plan (or, to the extent provided in the Transition Services Agreement, the Clover Group) will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and their dependents on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and their dependents before the Effective Time. For purposes of this Section 3.08(b) and Section 3.08(c), a claim is deemed to be incurred (i) with respect to medical, dental, vision, or prescription drug benefits, as applicable, on the date on which the services are performed or the goods are provided, regardless of when the injury or medical condition giving rise to the claim occurred, (ii) with respect to life, accidental death and dismemberment, and business travel accident insurance, on the date on which the event giving rise to such claim occurs, and (iii) with respect to disability benefits, on the date on which a person’s disability begins, as determined by the disability benefit insurer or claims administrator, giving rise to such claim.

(c)          Clover Group Retiree Health Plan. Prior to the Effective Time (or as otherwise provided in the Transition Services Agreement), Clover shall have taken all action necessary and appropriate to establish or designate and administer a retiree health benefits plan for the benefit of all SpinCo Employees and Former SpinCo Employees who are eligible for current or, upon retirement, future coverage under the Moon Group Retiree Health Plan as of the Distribution Time (the “Clover Group Retiree Health Plan”) and to provide benefits thereunder for all eligible SpinCo Employees and Former SpinCo Employees who choose to enroll in such Plan. Clover will cause such Clover Group Retiree Health Plan to permit enrollment immediately (or at such time as otherwise provided in the Transition Services Agreement) by those Former SpinCo Employees and their dependents who immediately prior to the Distribution Time were participating in, or entitled to present or future benefits under, the Moon Group Retiree Health Plan. The Clover Group Retiree Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and Former SpinCo Employees and their dependents on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Retiree Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and Former SpinCo Employees and their dependents before the Effective Time.

(d)          Dependent Care and Health Flexible Spending Accounts. Notwithstanding anything contained in Section 3.08(b), to the extent that SpinCo Employees participate in a dependent care or health flexible spending account under the Moon Group Health Plan (the “Moon FSA/DCA”) during the Closing Plan Year, Clover shall establish (or cause its Affiliate, if applicable, to establish) one or more comparable plans (the “Clover FSA/DCA”) that will recognize the elections that such SpinCo Employees and Former SpinCo Employees had in effect for purposes of the Closing Plan Year under the Moon FSA/DCA. The Clover FSA/DCA shall (i) assume the Assets and Liabilities of the Moon FSA/DCA with respect to SpinCo Employees and Former SpinCo Employees as of the Effective Time and (ii) provide the same level of dependent care and flexible spending account benefits as those provided under the Moon FSA/DCA at least through the latest date on which participants are entitled to submit for reimbursements with respect to contribution elections made during the Closing Plan Year. After the Effective Time, the Clover FSA/DCA will be responsible for reimbursement of all previously unreimbursed reimbursable dependent care and flexible spending account claims incurred by SpinCo Employees, regardless of when the claims were incurred.

(e)          Continuation Coverage. As of and following the Effective Time, the Clover Group Health Plan shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) for all SpinCo Employees and all Former SpinCo Employees, as well as their “qualified beneficiaries” (as defined under COBRA) (such SpinCo Employees and Former SpinCo Employees, and their qualified beneficiaries together, the “COBRA Participants”), regardless of whether the “qualifying event” (as defined under COBRA) arose before, on, or after the Effective Time. The Clover Group Health Plan will be responsible for all Liabilities associated with claims by COBRA Participants in respect of services that are performed or goods that are provided on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Health Plan will be responsible for all Liabilities associated with claims by COBRA Participants in respect of services that are performed or goods that are provided before the Effective Time.

(f)           6055/6056 Reporting. Clover shall be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to SpinCo Employees for the Closing Plan Year (including while SpinCo was owned by Moon) and periods after the Distribution Date, for which SpinCo has a reporting obligation, provided that Moon shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, SpinCo shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. Clover shall also be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all SpinCo Employees who are enrolled in a self-insured medical plan under the Moon Group Health Plan. SpinCo may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for SpinCo Employees who are enrolled in a fully insured medical plan under the Moon Group Health Plan shall be met by the applicable insurance carrier or HMO. Moon shall work with Clover to provide all necessary pre–Distribution Date information for SpinCo to meet its reporting obligation, which information shall be complete and accurate and provided to SpinCo no later than thirty (30) days prior to the date that such reporting obligation is due (disregarding any extensions to such reporting deadlines that may be granted by the IRS for the reporting year); provided, however, that to the extent reasonably necessary, such time frame shall be reduced to fifteen (15) days for any data related to the four (4) month period ending on the date on which such reporting obligation is due.

(g)          Credit for Benefits. Clover shall (i) waive for each SpinCo Employee and Former SpinCo Employee, and his or her dependents, each waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement, and any other restriction that would prevent immediate or full participation under the welfare plans of Clover or any of its Affiliates applicable to (or was previously satisfied by) such SpinCo Employee or Former SpinCo Employee to the extent that such waiting period, pre-existing condition limitation, actively-at-work requirement, or other restriction would not have been applicable to such SpinCo Employee or Former SpinCo Employee under the terms of the applicable Moon Benefit Plan immediately prior to the Effective Time, and (ii) give full credit under the welfare plans of Clover and its Affiliates applicable to each SpinCo Employee and Former SpinCo Employee, and his or her dependents, for all out-of-pocket expenses, including co-payments and deductibles, satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 3.09         Workers’ Compensation. Following the Distribution Date, SpinCo and its Affiliates will be solely responsible for all United States (including its territories) workers’ compensation claims of SpinCo Employees and Former SpinCo Employees with respect to Workers’ Compensation Events, regardless of when such Workers Compensation Events to which such claims relate occur, except to the extent that claims that relate to events occurring prior to the Distribution Date are covered under an applicable Moon’s workers’ compensation insurance policy.

Section 3.10         Vacation, Paid Time Off, and Sick Pay Liabilities. As of the Distribution Date, SpinCo shall provide each SpinCo Employee with the same vested and unvested balances of vacation, paid time off, and sick leave as credited to such SpinCo Employee on Moon’s or its Affiliate’s payroll system immediately prior to the Distribution Date. For the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall accrue vacation and sick leave in respect of each SpinCo Employee according to Moon’s accrual schedule as in effect immediately prior to the Effective Time, or Clover’s accrual schedule as in effect for similarly situated Employees of the Clover Group, whichever is more favorable to the SpinCo Employee.

Section 3.11         Severance.

(a)          Assumption of Outstanding Severance Liabilities. Effective as of the Distribution Time, SpinCo shall assume all severance Liabilities under each Moon Benefit Plan with respect to any Former SpinCo Employee.

(b)          Establishment of SpinCo Major Restructuring Severance Plan. Prior to the Distribution Date, SpinCo shall have established and adopted a severance plan (the “SpinCo Severance Plan”) that will be identical in all respects to the Moon Major Restructuring Severance Plan (save for clerical changes to reflect SpinCo as the plan sponsor) and that will provide severance benefits in accordance with this Section 3.11(a) to each SpinCo Employee who (i) was eligible to be a participant in the Moon Major Restructuring Severance Plan as of the day prior to the Distribution Date or (ii) is hired or promoted by SpinCo or an Affiliate on or following the Distribution Date into a position and would have been eligible to participate in the Moon Major Restructuring Severance Plan had such person been employed in such position on the day prior to the Distribution Date. Such severance benefits shall be provided upon any Severance-Eligible Termination during the Designated Survival Period, and the amount, composition, and terms and conditions of such benefits shall be as set forth in the Moon Major Restructuring Severance Plan (and as made a part of the SpinCo Severance Plan). The Parties hereby agree and acknowledge that, for purposes of the SpinCo Severance Plan, the Distribution and Merger constitute a “Major Restructuring,” as such term is used in the Moon Major Restructuring Severance Plan (and as made a part of the SpinCo Severance Plan) with respect to the SpinCo Employees. Notwithstanding the foregoing, if in connection with such termination, the Clover Group severance arrangement, plan, policy, or guideline that is applicable to similarly situated Employees of the Clover Group would provide a greater severance benefit to such terminated SpinCo Employee, such Clover arrangement shall apply in lieu of the SpinCo Severance Plan. As of the Distribution Date, (i) the SpinCo Employees will no longer participate in the Moon Major Restructuring Severance Plan, and (ii) no member of the Moon Group shall have any further Liability for, and SpinCo shall indemnify each member of the Moon Group, and the officers, directors, and employees of each member of the Moon Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any SpinCo Employees or Former SpinCo Employees in connection with the SpinCo Severance Plan, including such Liabilities relating to actions or omissions of or by any member of the SpinCo Group or any officer, director, employee, or agent thereof prior to, on, or after the Distribution Date. During the Designated Survival Period, Clover shall not, and shall not permit any Affiliate (including any SpinCo Entity) to, terminate or amend the SpinCo Severance Plan in a manner that is adverse in any respect to any SpinCo Employee.

(c)          Severance Arrangements, Plans, Policies and Guidelines. Without limiting clause (iii) of Section 3.01(e) or Section 3.11(a) above, Clover shall, or shall cause SpinCo or an Affiliate to, provide severance benefits in accordance with this Section 3.11(c) to each SpinCo Employee whose employment with Clover and its Affiliates (including any SpinCo Entity) terminates during the Designated Survival Period in a manner that would constitute a Severance-Eligible Termination, and who is not actually entitled to severance benefits under the SpinCo Severance Plan as a result of such employment termination. The amount, composition, and terms and conditions of such severance benefits shall be no less favorable to such SpinCo Employee than those provided under either (x) the Ordinary Severance Guidelines of Moon as described on Schedule 3.11(c), or (y) the applicable Clover Group severance arrangement, plan, policy, or guideline applicable to similarly situated Employees of the Clover Group, whichever arrangement provides a greater benefit.

Section 3.12         Preservation of Right to Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement, the Separation Agreement, or the Merger Agreement, no provisions of this Agreement shall be construed as a limitation on the right of Moon, SpinCo, or Clover, or any Affiliate thereof, to amend any Plan or terminate its participation therein that Moon, SpinCo, or Clover, or any Affiliate thereof, would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee, under a Plan that such person would not otherwise have under the terms of the Plan itself.

Section 3.13         No Right to Employment. Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of SpinCo or Clover, or any of its Affiliates, to terminate any employee or individual service provider for any reason.

ARTICLE IV

EQUITY COMPENSATION AWARDS

Section 4.01          General Principles.

(a)          Agreement to Cooperate. Moon and Clover shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this ARTICLE IV, including, to the extent practicable, providing written notice or similar communications to each Employee who holds one or more awards granted under any Moon Stock Plan or is notionally invested in Moon Common Stock through a Moon Deferred Compensation Plan informing such Employee of (i) the actions contemplated by this ARTICLE IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any Moon Stock Plan or participants who are notionally invested in Moon Common Stock through a Moon Deferred Compensation Plan during which time awards or investment elections may not be exercised or settled, as the case may be.

(b)          Recognition of Service. Following the Effective Time, a grantee who has outstanding equity-based awards under one or more of the Moon Stock Plans or is notionally invested in Moon Common Stock through a Moon Deferred Compensation Plans and/or replacement equity-based awards under the Clover Stock Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award.

(c)          Compliance with Laws. No award described in this ARTICLE IV, whether outstanding or to be issued, adjusted, substituted, or canceled by reason of or in connection with the Distribution, shall be adjusted, settled, canceled, or exercisable until, in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence, to the extent permitted under Section 409A of the Code.

(d)          Section 409A. The adjustment or conversion of the Moon Equity Awards shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty, or other Taxes on the holders thereof pursuant to Section 409A of the Code.

Section 4.02          Moon Stock Options.

(a)          Vested Moon Stock Options. Each Moon Stock Option that is vested by its terms immediately prior to the Distribution Time (each, a “Vested Moon Stock Option”), regardless of who holds such Vested Moon Stock Option, shall remain an option to purchase shares of Moon Common Stock issued under the applicable Moon Stock Plan (each such award, an “Adjusted Vested Moon Stock Option”). Each Adjusted Vested Moon Stock Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Vested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Moon Common Stock subject to each such Adjusted Vested Moon Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Vested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Moon Ratio, with any fractional share rounded down to the nearest whole share, and (y) the per-share exercise price of each such Adjusted Vested Moon Stock Option shall equal (A) the per-share exercise price of the corresponding Vested Moon Stock Option immediately prior to the Distribution Time multiplied by (B) the Moon Ratio, rounded up to the nearest whole cent.

(b)          Unvested Moon Stock Options.

(i)          Each Moon Stock Option that is unvested by its terms immediately prior to the Distribution Time (an “Unvested Moon Stock Option”) held by a Moon Group Employee, Former Moon Group Employee, or Former SpinCo Employee, or by a current or former member of the board of directors of Moon, shall remain an option to purchase shares of Moon Common Stock issued under the applicable Moon Stock Plan (each such award, an “Adjusted Unvested Moon Stock Option”). Each Adjusted Unvested Moon Stock Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Moon Common Stock subject to each such Adjusted Unvested Moon Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Moon Ratio, with any fractional share rounded down to the nearest whole share, and (y) the per-share exercise price of each such Adjusted Unvested Moon Stock Option shall equal (A) the per-share exercise price of the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time multiplied by (B) the Moon Ratio, rounded up to the nearest whole cent.

(ii)          Each Unvested Moon Stock Option held by a SpinCo Employee immediately prior to the Distribution Time shall be converted as of the Effective Time into an option to purchase shares of Clover Common Stock (each such award, an “Clover Stock Option”) pursuant to the terms of the Clover Stock Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Clover Common Stock subject to such Clover Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Clover Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such Clover Stock Option shall equal the product of (A) the per-share exercise price of the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time multiplied by (B) the Clover Ratio, rounded up to the nearest whole cent, and (z) with respect to each such Clover Stock Option, “change in control” shall have the meaning set forth in the Clover Stock Plan (i.e., a “change in control” of Clover rather than Moon).

Section 4.03         Restricted Stock Units.

(a)          Moon Group Employee Awards. Moon RSUs held by a Moon Group Employee, Former Moon Group Employee, or Former SpinCo Employee immediately prior to the Distribution Time shall be adjusted by dividing the number of Moon RSUs subject to each grant by the Moon Ratio. If the resulting product includes a fractional share, the number of Moon RSUs shall be rounded up to the nearest whole share. The terms and conditions (including vesting terms) to which the Moon RSUs are subject shall be substantially the same terms and conditions before and after the Effective Time.

(b)          SpinCo Employee Awards. Moon RSUs held by a SpinCo Employee immediately prior to the Distribution Time shall be replaced with an award of a number of Clover restricted stock units (the “Clover RSUs”) determined by dividing the number of Moon RSUs subject to each award by the Clover Ratio. If the resulting product includes a fractional share, the number of Clover RSUs shall be rounded up to the nearest whole share. The Clover RSUs shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Moon RSUs immediately prior to the Distribution Time; provided, however, with respect to each such Clover RSU, “change in control” shall have the meaning set forth in the Clover Stock Plan (i.e., a “change in control” of Clover rather than Moon).

Section 4.04          Performance Stock Units.

(a)          Adjustment of Moon PSUs. The number of shares of Moon Common Stock underlying each Moon PSU held by a Moon Group Employee or Former Moon Group Employee, or by a SpinCo Employee or Former SpinCo Employee, in either case immediately prior to the Distribution Time, shall be adjusted by dividing such number of shares by the Moon Ratio, with the result rounded up to the extent that it includes a fractional share; the number of such adjusted Moon PSUs held by a SpinCo Employee or Former SpinCo Employee shall then be then prorated based on the number of days elapsed during the applicable performance period through the Distribution Date, and if the resulting product includes a fractional share, the number of shares underlying any Moon PSU shall be rounded up to the nearest whole share. The terms and conditions to which the Moon PSUs are subject shall otherwise be substantially the same terms and conditions before and after the Distribution Time; provided, however, that the calculations of “Earnings Per Share,” “Total Shareholder Return,” and “Cash Flow Return on Invested Capital” will be adjusted to appropriately reflect the Reorganization, Distribution, and Merger in a manner determined by the Committee (as such term is defined in the applicable Moon Stock Plan).

(b)          Grant of Clover RSUs to Replace Forfeited Moon PSUs Held by SpinCo Employees. At, or as soon as practicable following, the Effective Time, each SpinCo Employee who then holds an award of Moon PSUs shall be granted an award of a number of Clover RSUs determined by dividing (x) by (y), where (x) equals the average number of shares of Moon Common Stock earned by such SpinCo Employee with respect to the Moon PSUs earned by such SpinCo Employee for each of the three years ending prior to the Closing Plan Year, measured as of the date of settlement of such awards and (y) equals the Clover Ratio, with the result rounded up to the extent that it includes a fractional share; the number of such Clover RSUs held by such SpinCo Employee shall then be then prorated based on the number of days remaining in the applicable performance period following the Distribution Date, and if the resulting product includes a fractional share, the number of shares underlying such award of Clover RSUs shall be rounded up to the nearest whole share. The award of Clover RSUs shall be subject to substantially the same terms and conditions as in effect for the corresponding award of Moon PSUs immediately prior to the Distribution Time; provided, however, that each Clover RSU shall time vest on the last day of the applicable performance period for the corresponding Moon PSU, subject to the SpinCo Employee’s continued employment with the Clover Group on such date.

Section 4.05          Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, the respective boards of directors of each of Moon and Clover intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Moon and Clover, and the respective boards of directors of Moon and Clover also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent that such method is permitted under the applicable Moon Stock Plan, the Clover Stock Plan, and any applicable award agreement.

Section 4.06          Notional Shares.

(a)          Treatment of Moon Notional Shares Held by Moon Group Employees and Former Moon Group Employees. Moon Notional Shares held by a Moon Group Employee or a Former Moon Group Employee immediately prior to the Distribution Time shall be adjusted by dividing by the Moon Ratio the number of Moon Notional Shares held by such individual. If the resulting product includes a fractional share, the number of adjusted Moon Notional Shares shall be rounded up to the nearest whole share. The terms and conditions (including vesting terms) to which the Moon Notional Shares are subject shall be substantially the same terms and conditions before and after the Distribution Time.

(b)          Treatment of Moon Notional Shares Held by SpinCo Employees and Former SpinCo Employees. Moon Notional Shares held by any SpinCo Employee or Former SpinCo Employee immediately prior to the Distribution Time shall be replaced with a number of Clover notional shares (the “Clover Notional Shares”) determined by dividing by the Clover Ratio the number of Moon Notional Shares held by such individual. If the resulting product includes a fractional share, the number of Clover Notional Shares shall be rounded up to the nearest whole share. The Clover Notional Shares shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Moon Notional Shares immediately prior to the Distribution Time.

Section 4.07         Liabilities for Settlement of Awards.

(a)          Moon Stock Option Liabilities. Moon shall be responsible for all Liabilities associated with Adjusted Vested Moon Stock Options and Adjusted Unvested Moon Stock Options, including any option exercise, share delivery, registration, or other obligations related to the exercise of such options. Settlement of Adjusted Vested Moon Stock Options exercised by a SpinCo Employee or Former SpinCo Employee shall be effected as follows:

(i)          In the case of a broker-assisted cashless exercise, the award holder will instruct the award administrator, who will sell the shares obtained through the exercise and who will wire the exercise price directly to Moon, wire the applicable tax withholding to Clover, and wire the remaining proceeds to the brokerage account of such SpinCo Employee or Former SpinCo Employee.

(ii)         In the case of an exercise to hold shares, the award holder will instruct the award administrator and remit the exercise price to the award administrator, who will wire the exercise price directly to Moon, wire the applicable tax withholding to Clover, and credit the remaining shares to the brokerage account of such SpinCo Employee or Former SpinCo Employee.

(b)          Clover Stock Option Liabilities. Clover shall be responsible for all Liabilities associated with Clover Stock Options exercised by a SpinCo Employee, including any option exercise, share delivery, registration, or other obligations related to the exercise of such options.

(c)          Other Moon Award Liabilities. Moon shall be responsible for all Liabilities associated with Moon RSUs, Moon PSUs, and Moon Notional Shares, including any share delivery, registration, or other obligations related to the settlement of the Moon RSUs, Moon PSUs, or Moon Notional Shares.

(d)          Other Clover Award Liabilities. Clover shall be responsible for all Liabilities associated with Clover RSUs and Clover Notional Shares, including any share delivery, registration, or other obligations related to the settlement of the Clover RSUs or Clover Notional Shares.

Section 4.08         Form S-8. As of the Effective Time, Clover shall have prepared and filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Exchange Act the offering of a number of shares of Clover Common Stock at a minimum equal to the number of shares subject to the Clover RSUs and Clover Stock Options. Clover shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any Clover RSUs and Clover Stock Options remain outstanding.

Section 4.09         Tax Reporting and Withholding for Equity-Based Awards. Unless otherwise required by applicable Law, Moon (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other Tax reporting related to income of or otherwise owed by Moon Group Employees, Former Moon Group Employees, or Former SpinCo Employees from equity-based awards, and Clover (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other Tax reporting related to or otherwise owed on income of SpinCo Employees from equity-based awards. Similarly, Moon will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other Tax reporting related to or otherwise owed on income of its non-employee directors from equity-based awards. Further, Moon (or one of its Subsidiaries) shall be responsible for remitting applicable Tax withholdings and related payments for Moon Group Employees, Former Moon Group Employees, and Former SpinCo Employees to each applicable taxing authority, and Clover (or one of its Subsidiaries) shall be responsible for remitting applicable Tax withholdings and related payments for SpinCo Employees to each applicable taxing authority; provided, however, that to the extent necessary (and permissible) to effectuate the foregoing, either Moon or Clover may act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction and related payments to an appropriate taxing authority.

Section 4.10         Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner to further the purposes of this ARTICLE IV, and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this ARTICLE IV) to the extent consistent with this Agreement and applicable Law, for as long as is reasonably necessary.

ARTICLE V

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between Clover, SpinCo, and/or Moon to the contrary, the Parties understand and agree as follows:

Section 5.01          Collective Bargaining Agreements.

(a)          Agreement to Minimize Labor Disruptions. With regard to Employees of Moon and its Subsidiaries covered by a Collective Bargaining Agreement immediately prior to the Distribution Date, the Parties covenant to cooperate with each other to avoid any action that could, on a reasonably foreseeable basis, disrupt or otherwise negatively impact the labor relations of any other Party (or their respective Affiliates).

(b)          Assumption of Collective Bargaining Agreements. As of or prior to the Distribution Date, SpinCo shall have retained or assumed, or shall have caused a SpinCo Entity to retain or assume, each Collective Bargaining Agreement covering SpinCo Employees, and no Moon Entity shall have any further Liability thereunder. Prior to the Distribution Date, Moon shall have complied and caused its Affiliates to comply, in all material respects, with all of the terms and conditions set forth in each such Collective Bargaining Agreement and with applicable Laws covering Moon’s and any Moon Affiliate’s Employees, including but not limited to the fulfillment of any labor- or employment-related notice, information, or consultation requirements relating to the matters contemplated hereby.

Section 5.02          WARN Obligations. Before and after the Effective Time, each Party shall have complied in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local Laws (“WARN”). As of the Effective Time, Clover and its Affiliates shall be responsible for all obligations and Liabilities under WARN relating to the SpinCo Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring as of or after the Effective Time, and Moon shall be responsible for all obligations and Liabilities under WARN relating to the SpinCo Employees arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Effective Time and all obligations and Liabilities under WARN relating to Former SpinCo Employees.

ARTICLE VI

RESTRICTIVE COVENANTS RELATING TO EMPLOYEES

Section 6.01         Non-Solicitation and No-Hiring by Clover. Clover agrees that, from and after the date hereof until the date that is eighteen (18) months after the Effective Time, it shall not, and shall cause its Subsidiaries (including following the Effective Time the SpinCo Entities) not to, without the prior written consent of Moon, directly or indirectly, solicit or offer to hire or hire any Moon Group Employee or Former Moon Group Employee, or otherwise cause or seek to cause any Moon Group Employee to leave the employ of Moon or any of its Affiliates, or enter into a consulting agreement with any Moon Group Employee or Former Moon Group Employee; provided, however, that (a) the placement of any general mass solicitation, advertising, or recruiting consultant search that is not targeted at Moon Group Employees or Former Moon Group Employees and that does not result in the hiring of such individuals responding to such efforts shall not be considered a violation of this Section 6.01; and (b) this Section 6.01 shall not preclude Clover or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any Moon Group Employee or Former Moon Group Employee whose employment with Moon or any of its Affiliates has been terminated involuntarily by Moon or any of its Affiliates or any person from and after six (6) months after the termination of his or her employment with Moon or any of its Affiliates.

Section 6.02         Non-Solicitation and No-Hire by Moon. Moon agrees that, from and after the date hereof until the date that is eighteen (18) months after the Distribution Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Clover, directly or indirectly, solicit or offer to hire or hire any current or former Employees of Clover or any of its Affiliates (which, following the Effective Time, shall include the SpinCo Employees and Former SpinCo Employees), or otherwise cause or seek to cause any current or former Employees of Clover or its Subsidiaries (which, following the Effective Time, shall include the SpinCo Employees and Former SpinCo Employees) to leave the employ of Clover or any of its Affiliates, or enter into a consulting agreement with any current or former Employee of Clover or any of its Subsidiaries (which, following the Effective Time, shall include the SpinCo Employees and Former SpinCo Employees); provided, however, that (a) the placement of any general mass solicitation, advertising, or recruiting consultant search that is not targeted current or former at Employees of Clover and its Subsidiaries and that does not result in the hiring of such individuals responding to such efforts shall not be considered a violation of this Section 6.02; and this Section 6.02 shall not preclude Moon or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any current or former Employee of Clover and its Subsidiaries whose employment with Clover or any of its Subsidiaries has been terminated involuntarily by Clover or any of its Subsidiaries or any person from and after six (6) months after the termination of his or her employment with Clover or any of its Subsidiaries.

Section 6.03         Restrictive Covenants in Employment and Other Agreements. To the fullest extent permitted by the agreements described in this Section 6.03 and applicable Law, Moon shall, or shall cause its Affiliate to, assign to a SpinCo Entity, as designated by Clover, all agreements containing restrictive covenants (including confidentiality, non-competition, and non-solicitation provisions) between a Moon Entity and SpinCo Employee or a Former SpinCo Employee, with such assignment to be effective as of the Distribution Time. To the extent that assignment of such agreements is not permitted, effective as of the Distribution Time, a SpinCo Entity shall be considered to be a successor to the applicable Moon Entity for purposes of, and a third-party beneficiary with respect to, all such agreements, such that each Clover Entity shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the SpinCo Business; provided, however, that in no event shall any SpinCo Entity (or, following the Effective Time, any Clover Entity) be permitted to enforce such restrictive covenant agreements against a SpinCo Employee or a Former SpinCo Employee for actions taken in their capacity as employees of Moon or any of its Subsidiaries (including, prior to the Distribution Date, the SpinCo Entities).

ARTICLE VII

EMPLOYER RECORDS

Section 7.01         Sharing of Information. Subject to any limitations imposed by applicable Law, Moon and Clover (acting directly or through members of the Moon Group or the Clover Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 7.02         Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law, prior to the Distribution Date, Moon shall have transferred and assigned to SpinCo all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Moon Benefit Plan, and all absence-management records, Family and Medical Leave Act records, insurance beneficiary designations, flexible spending account and dependent care account enrollment confirmations, attendance, and return-to-work information relating to SpinCo Employees and Former SpinCo Employees who participate in Moon Benefit Plans (“Benefit Management Records”). Subject to any limitations imposed by applicable Law, Moon, however, may retain originals of, copies of, or access to personnel records, immigration records, payroll forms, and Benefit Management Records as long as necessary to provide services to SpinCo (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of SpinCo’s public access file. SpinCo will use personnel records, payroll forms, and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that, following the Distribution Date, Moon records so transferred and assigned may be maintained by SpinCo (acting directly or through one of its Subsidiaries) pursuant to SpinCo’s applicable records retention policy.

Section 7.03         Access to Records. SpinCo shall provide Moon with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of SpinCo Employees and Former SpinCo Employees after the Distribution Time as permitted by any applicable privacy protection Laws and regulations, Privacy Contracts, and the Moon Data Protection and Privacy Policy. Moon shall also be permitted to retain copies of all restrictive covenant agreements with any SpinCo Employee in which any member of the Moon Group has a valid business interest. In addition, Moon shall provide SpinCo with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of SpinCo Employees or Former SpinCo Employees after the Distribution Time as permitted by any applicable privacy protection Laws, regulations, and Privacy Contracts. SpinCo shall also be permitted to retain copies of all restrictive covenant agreements with any Moon Group Employee or Former Moon Group Employee in which any member of the SpinCo Group has a valid business interest.

Section 7.04         Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying, and permitting access to all Employee-related information, Moon and SpinCo shall comply with all applicable Laws, regulations, and internal policies, and shall indemnify and hold harmless each other from and against any and all Liabilities, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts, and internal policies applicable to such information.

Section 7.05         Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 7.05 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing confidential information, including Section 7.2 of the Separation Agreement.

Section 7.06         Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this ARTICLE VII and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this ARTICLE VII. No Party shall charge another Party a fee for such cooperation.

ARTICLE VIII

REMEDIES

Section 8.01         Indemnification. Any breach of this Agreement by any Party or any indemnification obligation under this Agreement shall be subject to the provisions set forth in Article VI of the Separation Agreement, which shall apply to this Agreement as if incorporated herein in their entirety.

Section 8.02         Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 9.02         Attorney-Client Privilege. The provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement or the Merger Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine, and all other evidentiary privileges and non-disclosure doctrines, the applicable terms of the Merger Agreement or the Separation Agreement, as applicable, shall prevail.

Section 9.03         Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 9.04         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 9.05         Captions. The captions in this Agreement are inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.06         Severability of Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 9.07         Notices. All notices, consents, approvals, and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail, having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, (iv) when delivered by facsimile, or (v) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
Attention: Evan Turtz, General Counsel
Email: evan_turtz@irco.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay Steven J. Williams
Email	sbarshay@paulweiss.com; swilliams@paulweiss.com

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
c/o Ingersoll-Rand Company
800-E Beaty Street
Davidson, NC 28036
Attention: Evan Turtz, General Counsel
Email: evan_turtz@irco.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10014
Attention:	Marni Lerner Mark Pflug
Email	mlerner@stblaw.com; mpflug@stblaw.com

If to Clover or, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention: Andy Schiesl, General Counsel
Email: andy.schiesl@gardnerdenver.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10014
Attention:	Marni Lerner Mark Pflug
Email	mlerner@stblaw.com; mpflug@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 9.08         Further Assurances. Each Party agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other actions, as may be reasonably necessary to carry out the purpose and intent of this Agreement.

Section 9.09         Amendment; Waiver. This Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and that makes reference to this Agreement. Any Party may waive any of the terms or conditions of this Agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent that such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.11         Consent to Jurisdiction; Waiver of Jury Trial.

(a)          Jurisdiction. Any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or, if it cannot acquire jurisdiction, in any federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such courts, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit, or proceeding brought pursuant to this Section 9.11(a).

(b)          Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right that it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12         Entire Agreement. This Agreement, the Separation Agreement, and the Merger Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede all other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the Separation Agreement, and the Merger Agreement.

Section 9.13         Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.14         Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers, and accountants.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INGERSOLL-RAND PLC

By:	/s/ Sara W. Brown
Name: Sara W. Brown
Title: Assistant Secretary

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ Sara W. Brown
Name: Sara W. Brown
Title: Assistant Secretary

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary

[Signature Page to Employee Matters Agreement]